UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2015

KBS REAL ESTATE INVESTMENT TRUST II, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-53649	26-0658752
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Disposition of National City Tower
On December 17, 2010, KBS Real Estate Investment Trust II, Inc. (the “Company”), through an indirect wholly owned subsidiary, KBSII National City Tower, LLC, purchased a 40-story office building containing 723,300 rentable square feet on approximately 2.6 acres of land (“National City Tower”) in Louisville, Kentucky. On February 13, 2015, the Company sold National City Tower to a purchaser unaffiliated with the Company or its advisor for $127.3 million or $124.0 million net of concessions and credits. The cost of National City Tower was $124.6 million, which includes the initial purchase price of $113.6 million plus capital expenditures and lease commissions since acquisition of $9.8 million and acquisition fees and expenses of $1.2 million. National City Tower was primarily acquired for its strong and secure cash flow, not for capital appreciation.  The property met the Company's return goals and objectives in terms of both cash flow and capital appreciation.
On February 13, 2015, in connection with the disposition of National City Tower, the Company repaid $89.7 million of the outstanding principal balance due under a portfolio loan which was partially secured by National City Tower.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: February 19, 2015	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer